EXHIBIT 99.3
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
     Callon Petroleum Company Issues Guidance
     For First Quarter, Full-Year 2006
     Natchez, MS (March 14, 2006)—Callon Petroleum Company (NYSE: CPE) is issuing guidance for the first quarter and full-year 2006. The guidance, found in the table below, is expressed in ranges for the detailed components.
First Quarter and Full-Year 2006
Guidance Estimates
(In thousands, except per production unit amounts)

	Guidance for	Guidance for
	1st Quarter 2006	Full-Year 2006
Estimated production volumes:
Natural gas (Bcf)	1.8 - 1.9	15.0 - 16.0
Crude oil (Mbo)	490 - 520	1,735 - 1,880
MMcfe/d	53 - 56	70 - 75

Lease operating expenses:
Cash	$5,400-$6,000	$28,700-$31,700
Non-cash	—	—

Total	$5,400-$6,000	$28,700-$31,700

General and administrative expenses:
Cash	$1,700-$1,900	$7,200-$7,900
Non-cash	150- 200	1,500- 1,650

Total	$1,850-$2,100	$8,700-$9,550

Interest expense:
Cash	$3,475-$3,850	$13,800-$15,200
Non-cash	500- 550	2,000- 2,300

Total	$3,975-$4,400	$15,800-$17,500

Medusa Spar LLC, net of tax	$525-$550	$1,750-$1,970
DD & A — Oil and gas properties	$12,300-$13,000	$65,000-$70,000
Accretion expense	$950-$1,050	$3,800-$4,200
Amortization of premiums on derivative contracts	$85-$95	$140-$160
Accrual income tax rate	35%	35%
Cash income tax rate	0%	0%
     The preceding guidance estimates contain assumptions that we believe are reasonable. These estimates are based on information that is available as of the date of this news release. We are not undertaking any obligation to update these estimates as conditions change or as additional information becomes available.

Listed below are the outstanding hedges for natural gas and crude oil by quarter for 2006.

		For the Quarter Ended
		3/31/06	6/30/06	9/30/06	12/31/06
Natural Gas

Collars	Volume (Mmcf)	900	—	—	—
	Ceiling	$15.70	—	—	—
	Floor	$9.67	—	—	—

Collars	Volume (Mmcf)	—	300	300	—
	Ceiling	—	$10.40	$10.30	—
	Floor	—	$8.00	$8.00	—

Collars	Volume (Mmcf)	—	1,800	1,800	1,800
	Ceiling	—	$9.30	$9.30	$9.30
	Floor	—	$8.00	$8.00	$8.00

Crude Oil

Swaps	Volume (Mbo)	45	45	—	—
	Strike Price	$55.00	$55.00	—	—

Collars	Volume (Mbo)	90	90	90	90
	Ceiling	$77.10	$77.10	$77.10	$77.10
	Floor	$60.00	$60.00	$60.00	$60.00

Collars	Volume (Mbo)	—	90	90	90
	Ceiling	—	$81.75	$81.75	$81.75
	Floor	—	$60.00	$60.00	$60.00
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties primarily in the Gulf Coast region. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.
     This news release is posted on the company’s website at www.callon.com and will be archived there for subsequent review. It can be accessed from the “News Releases” link on the left side of the homepage.
     The company would like to point out that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

•	general economic conditions;

•	volatility of oil and natural gas prices;

•	uncertainty of estimates of oil and natural gas reserves;

•	impact of competition;

•	availability and cost of seismic, drilling and other equipment;

•	operating hazards inherent in the exploration for and production of oil and natural gas;

•	difficulties encountered during the exploration for and production of oil and natural gas;

•	difficulties encountered in delivering oil and natural gas to commercial markets;

•	changes in customer demand and producers’ supply;

•	uncertainty of our ability to attract capital;

•	compliance with, or the effect of changes in, the extensive governmental regulations regarding the oil and natural gas business;

•	actions of operators of our oil and gas properties;

•	weather conditions; and

•	the risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to those in our Annual Report for the year ended December 31, 2004 on Form 10-K.
     The preceding estimates reflect our review of continuing operations only. These estimates do not take into account any material transactions such as sales of debt and equity securities, acquisitions or divestitures of assets, and formations of joint ventures. We continually review these types of transactions and may engage in one or more of these types of transactions without prior notice.

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